Exhibit 99.1

CONEXANT®
EXPERIENCE SMART™

# Conexant Systems, Inc. and Subsidiaries

## Consolidated Financial Statements

As of and for the Year Ended September 30, 2016

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

BDO

Conexant Systems, Inc. and Subsidiaries

Independent Auditor’s Report

Board of Directors

Conexant Systems, Inc.

Irvine, CA

We have audited the accompanying consolidated financial statements of Conexant Systems, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of September 30, 2016, and the related consolidated statement of income and comprehensive income, stockholder’s equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conexant Systems, Inc. and its subsidiaries as of September 30, 2016, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/BDO USA, LLP

December 23, 2016

Consolidated Financial Statements

Conexant Systems, Inc. and Subsidiaries

Consolidated Balance Sheet

(in thousands, except share data)

September 30, 2016
Assets

Current assets:
Cash and cash equivalents	$50,968
Accounts receivable, net of allowance of $12	11,849
Inventories, net	12,450
Other current assets	3,412

Total current assets	78,679

Property and equipment, net	2,500
Goodwill	136
Intangible assets, net	28,209
Restricted cash, less current portion	647
Other assets	2,887

Total assets	$113,058

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$6,656
Accrued compensation and benefits	3,694
Other current liabilities	4,736

Total current liabilities	15,086

Long-term liabilities:
Long-term debt	15,000
Deferred tax liabilities, net	1,821
Income tax liabilities	1,440
Accrued licenses	2,817
Other liabilities	4,112

Total liabilities	40,276

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.01 par value; 1,000,000 shares authorized, issued and outstanding	10
Additional paid-in capital	94,990
Accumulated deficit	(21,163)
Accumulated other comprehensive loss	(1,055)

Total stockholder’s equity	72,782

Total liabilities and stockholder’s equity	$113,058

See accompanying notes to consolidated financial statements.

Conexant Systems, Inc. and Subsidiaries

Consolidated Statement of Income and Comprehensive Income

(in thousands)

Year Ended September 30, 2016
Net revenues
Product sales	$99,036
Licensing and other	5,169

Total net revenues	104,205

Cost of goods sold	39,503

Gross profit	64,702

Operating expenses:
Research and development	27,054
Selling, general and administrative	24,514
Reorganization fees	3,549
Amortization of intangible assets	5,900

Total operating expenses	61,017

Operating income	3,685

Other (expense) income:
Interest expense	(1,529)
Other income, net	1,950

Total other expense, net	(421)

Income before income tax benefit	4,106

Income tax benefit, net	255

Net income	4,361

Other comprehensive loss, foreign currency translation, net of tax	(226)

Comprehensive income	$4,135

See accompanying notes to consolidated financial statements.

Conexant Systems, Inc. and Subsidiaries

Consolidated Statement of Stockholder’s Equity

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss (net of tax)	Total Shareholder’s Equity

	Shares	Amount
Balance at October 2, 2015	1,000,000	$10	$94,990	$(25,524)	$(829)	$68,647
Net income	—	—	—	4,361	—	4,361
Currency translation adjustment	—	—	—	—	(226)	(226)

Balance at September 30, 2016	1,000,000	$10	$94,990	$(21,163)	$(1,055)	$72,782

See accompanying notes to consolidated financial statements.

Conexant Systems, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(in thousands)

Year Ended September 30, 2016
Cash flows from operating activities:
Net income	$4,361
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	1,055
Amortization of intangible assets	5,900
Provision for (reversal of) bad debt, net	9
Provision for inventory, net	398
Deferred income taxes	381
Loss on disposal of property and equipment	27
Stock-based compensation	—
Changes in operating assets and liabilities:
Restricted Cash	132
Accounts receivable	(3,834)
Inventories	719
Other assets	(2,857)
Accounts payable	(178)
Accrued compensation and benefits	793
Other liabilities	1,530
Income taxes	(1,265)

Net cash and cash equivalents provided by operating activities	7,171

Cash flows from investing activities
Proceeds from sales of short-term investments, net	2,725
Proceeds from sale of investments	455
Purchases of property and equipment	(442)
Proceeds from sale of fixed assets	30

Net cash and cash equivalents provided by investing activities	2,768

Cash flows from financing activities
Payments on capital leases	(33)

Net cash and cash equivalents used in financing activities	(33)

Effect of changes in exchange rate	(349)

Increase in cash and cash equivalents	9,557
Cash and cash equivalents at beginning of period	41,411

Cash and cash equivalents at end of period	$50,968

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$1,525
Income taxes, net	$137

See accompanying notes to consolidated financial statements.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of Business

Conexant Systems, Inc., a Delaware corporation, (“Conexant” or the “Company”) designs, develops and sells semiconductor system solutions, comprised of semiconductor devices, software and reference designs for audio and imaging applications. The Company also sells stand-alone software licenses and services. The Company is focused on delivering products for audio applications that combine embedded audio and voice. These voice processing audio solutions are found in smart TV, smart appliance and mobile computing platforms such as notebooks, convertibles and tablets. The Company’s products are used in unified communications and in advanced gaming headsets to deliver a high quality audio experience. The Company’s imaging product portfolio includes highly integrated multifunction printer and single function printers system-on-chip solutions supporting inkjet, mono laser, color laser, dye-sublimation, and thermal transfer print engines. The Company’s cloud imaging embedded software supports printing, scanning, and faxing documents from any cloud-enabled device to a ‘cloud-enabled’ printer. The Company’s fax solutions provide fax operations over evolving intellectual property networks worldwide. In embedded modems, Conexant provides analog modems which are based on industry standards. These are used in products such as satellite set-top boxes, point-of-sale terminals, and in various industrial applications.

The Company’s facilities and employees are located primarily in the United States, China, Taiwan, Japan, and South Korea. The Company closed facilities located in India and Singapore during the fiscal year ended September 30, 2016. Refer to Note 2.

2. Basis of Presentation and Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Period

The Company’s fiscal year is the 52- or 53-week period ending on the Friday closest to September 30 each year. In a 52-week year, each fiscal quarter consists of 13 weeks. The additional week in a 53-week year is added to the fourth quarter, making such quarter consist of 14 weeks.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

Among the significant estimates affecting the consolidated financial statements are those related to the allowance for doubtful accounts, reserves related to inventories and sales returns, allowances for price adjustments, long-lived assets (including goodwill and intangible assets), deferred income taxes, environmental remediation reserve, impaired lease charges, uncertain tax positions and other loss contingencies. The Company regularly evaluates its estimates and assumptions based upon

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

historical experience and various other factors that it believes to be reasonable under the circumstances. The results of the Company’s estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates our future results of operations may be affected.

Subsequent Events

The Company has evaluated events subsequent to September 30, 2016, to assess the need for potential recognition or disclosure in these consolidated financial statements. Such events were evaluated through December 23, 2016, the date the consolidated financial statements were available to be issued.

Revenue Recognition, Sales Returns and Allowances

Product Sales

The Company recognizes revenue from customers, including distributors, when title and risk of loss have passed to the customer provided that: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable, and (iv) the collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. For substantially all sales, revenue is recognized, net of estimated returns and discounts, at the time the product is shipped.

The majority of the Company’s distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times per year. The Company recognizes revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and the Company believes that it has the ability to reasonably estimate and establish allowances for expected product returns in accordance with accounting guidance for revenue recognition when right of return exists. The Company has also established allowances for price protection adjustments, rebates and warranty returns. The estimate of future returns and credits is based on historical sales returns, analysis of credit memo data, and other factors known at the time of revenue recognition. The Company monitors product returns and potential price adjustments on an ongoing basis.

The Company accrues 100% of potential rebates at the time of sale and does not apply a breakage factor. The Company reverses the accrual for unclaimed rebate amounts as specific rebate programs contractually end and when they believe unclaimed rebates are no longer subject to payment and will not be paid.

Licensing and Other Sales

The Company sells software licenses and services to its customers under contracts (“software license”). The Company recognizes revenue related to software licenses when all of the software revenue recognition criteria are met and, if applicable, when vendor specific objective evidence (“VSOE”), exists to allocate the total license fee to each element of multiple-element software arrangements, including post-contract customer support. Post-contract support is recognized ratably over the support period. When a contract contains multiple elements wherein the only undelivered element is post-contract customer support and VSOE of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. Software royalty revenue is recognized in arrears on a quarterly basis, based upon reports

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

received from licensees during the period, unless collectability is not reasonably assured, in which case revenue is recognized when payment is received from the licensee. Development revenue is recognized when services are performed.

Research and Development

The Company’s research and development (“R&D”) expenses consist principally of direct personnel costs to develop software and new semiconductor solutions, allocated indirect costs of the R&D function, photo mask and other costs for pre-production evaluation and testing of software and new devices, and design and test tool costs. Research and development costs are charged to expense when incurred.

Shipping and Handling

The Company includes shipping and handling fees billed to customers in net revenues. Amounts incurred by the Company for freight are included in cost of goods sold.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Short-Term Investments

Investments with original maturities greater than 90 days and remaining maturities of less than one year are normally classified within short-term investments. In addition, investments with maturities beyond one year may be classified within short-term investments if they are highly liquid in nature and represent the investment of cash that is available for current operations.

Fair Value of Certain Financial Assets and Liabilities

Accounting literature establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements, and clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The literature requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows: Level I quoted prices in active markets for identical assets or liabilities; Level II quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or Level III unobservable inputs for the asset or liability, such as discounted cash flow models or valuations. The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company has no assets or liabilities that are subject to fair value measurement as of September 30, 2016.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, short-term investments, accounts receivable, accounts payable, accrued expenses, and long-term debt. The carrying amount of cash, short-term investments, accounts receivable, accounts payable, and accrued expenses, are considered to be representative of their respective fair values because of the short-term nature of those instruments. The fair value of the Company’s long-term debt is estimated based on the current rates offered for debt of similar remaining maturities and other terms and as of September 30, 2016 is estimated at $15.6 million.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Restricted Cash

The Company’s restricted cash balances consist of the following (in thousands):

September 30, 2016
Short-term restricted cash securing letters of credit for facility lease	$—

Total short-term	$—

Long-term restricted cash securing letters of credit for facility lease	$400
Cash securing letter of credit for self-insured workers compensation	247

Total long-term	$647

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. The Company uses a standard cost system for purposes of determining cost which includes materials, labor, overhead and purchased products. Amounts incurred by the Company for freight are classified as a component of cost of goods sold in the consolidated statements of income and comprehensive income.

The Company establishes inventory allowances for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated realizable values based on assumptions about forecasted demand, open purchase commitments and market conditions. The Company assesses the recoverability of inventories through an ongoing review of inventory levels in relation to sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, the value of inventory that at the time of the review is not expected to be sold is written down. The amount of the write-down is the excess of historical cost over estimated realizable value. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.

The assessment of the recoverability of inventories, and the amounts of any write-downs, are based on currently available information and assumptions about future demand (generally over 12 months) and market conditions. Demand for the Company’s products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required.

Property and Equipment

Additions to property and equipment are stated at cost less depreciation and amortization. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The Company uses the following estimated useful lives:

Machinery and equipment	2–5 years
Furniture and fixtures	2–10 years
Leasehold improvements	Shorter of lease term or useful life

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Expenditures for routine maintenance and repairs are charged to operating expense as incurred. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded as other income, net in the accompanying consolidated statements of income and comprehensive income.

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. No impairment on the Company’s long-lived assets was identified during the year ended September 30, 2016.

Goodwill and Intangible Assets

On July 12, 2013, the Company emerged from reorganization under Chapter 11 of the U.S. Bankruptcy code (the “reorganization date”). Goodwill represents the excess of the reorganization value over the fair value of assets and liabilities on the reorganization date.

Completed technology, customer relationships, and backlog are amortized over their estimated useful lives generally using an accelerated method based on discounted cash flows. The Company evaluates the carrying value of these amortizing intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

The Company also has a trade name and trademarks that are assigned indefinite useful lives. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment at least annually. During the year ended September 30, 2016, no impairment losses were recorded by the Company.

Foreign Currency Translation and Remeasurement

The Company’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of all of the Company’s foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. Assets and liabilities denominated in a currency other than the functional currency are remeasured into the functional currency prior to translation. Foreign currency translation adjustments are included in accumulated other comprehensive loss. The resulting foreign currency translation adjustments are charged to earnings in the period during which the investment in foreign subsidiaries is sold or liquidated. Gains and losses resulting from foreign currency transactions are recognized currently in earnings and classified in other income, net in the accompanying consolidated statements of comprehensive income.

Income Taxes

The provision for income taxes is determined in accordance with the FASB Accounting Standards Codification (“ASC 740”), Income Taxes. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more-likely-than-not that some or all of the deferred tax assets will not be realized.

The guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company will recognize accrued interest and penalties related to unrecognized tax benefits in income tax benefit, net, if any.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed insured limits. The cash and cash equivalent balances located in the United States of America are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company’s cash and cash equivalent balances and short-term investments located in foreign jurisdictions are generally not insured. The Company had cash and cash equivalents and short term investment balances totaling $1.9 million in foreign locations as of September 30, 2016. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high-quality financial institutions. The Company has never experienced any losses related to these balances.

The Company’s trade accounts receivable primarily are derived from sales to manufacturers of communications products, consumer products and personal computers and distributors. Management believes that credit risks on trade accounts receivable are moderated by the diversity of its products and end customers. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit and bank guarantees, whenever deemed necessary.

During the year ended September 30, 2016, the Company terminated seven existing distributor agreements and replaced them with one new distributor. As of September 30, 2016, there were two customers that accounted for 44% and 12% of accounts receivable.

The Company’s sales are primary originated in the United States. For each of the year ended September 30, 2016, approximately 95% of sales were to international customers, primarily in Asia. The Company considers all billings to customers located outside the United States, including foreign subsidiaries of customers that have headquarters in the United States, to be international customers.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company has net assets of approximately $22.3 million as of September 30, 2016 located at its Asian subsidiaries.

Reorganization Fees

The Company closed two facilities during the year ended September 30, 2016, located in India and Singapore. Costs associated with these closures included professional and legal fees, severance, and fees to settle or terminate existing contracts and were expensed as incurred.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss includes foreign currency translation adjustments from the consolidation of international subsidiaries.

Reclassifications

Certain amounts in the prior year consolidated financial statements and related notes have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 which provides guidance on how an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and on accounting for costs to obtain or fulfill a contract with a customer. The ASU also requires expanded disclosure regarding the nature, amount, timing and uncertainty of revenue that is recognized. In July 2015, the FASB issued ASU 2015-14 which delays the effective date of ASU 2014-09 by one year. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017 for public entities and after December 15, 2018 for nonpublic entities, and can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption, with early application permitted as of the original effective date. Management is currently assessing the adoption and impact of this ASU on the consolidated financial position and results of operations.

In June 2014, the FASB issued ASU 2014-12 which provides guidance on how to account for shared-based payment awards where the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015, and early adoption is permitted. Management is currently assessing the impact of this ASU on the consolidated financial position and results of operations.

In August 2014, the FASB issued ASU 2014-15 which provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. Management is

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

currently assessing the impact of this ASU on the consolidated financial position and results of operations, however, they do not anticipate that adoption of this ASU will impact the consolidated financial position and results of operations.

In July 2015, the FASB issued ASU 2015-11 whose objective is to simplify the subsequent measurement of inventory by using only the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Management is currently assessing the adoption and impact of this ASU on the consolidated financial position and results of operations.

In February 2016, the FASB issued guidance related to the accounting for leases, which among other things, requires a lessee to recognize lease assets and lease liabilities on the balance sheet for operating leases. This guidance will be effective for financial statements issued for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. The new guidance is required to be applied using a modified retrospective approach. Management is currently evaluating the impact that this guidance will have on the consolidated financial position and results of operations.

In March 2016, the FASB issued guidance that involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This guidance will be effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, however early adoption is permitted. Management is currently evaluating the impact that this guidance will have on the consolidated financial position and results of operations.

In June 2016, the FASB issued new guidance requiring measurement and recognition of expected credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. This guidance will be effective for financial statements issued for fiscal years beginning after December 15, 2020, and for interim periods within fiscal years beginning after December 15, 2021, however early adoption is permitted. The new guidance is required to be applied using a modified retrospective approach with certain elements being adopted prospectively. Management is currently evaluating the impact that this guidance will have on the consolidated financial position and results of operations.

In August 2016, the FASB issued guidance related to the classification of certain transactions on the statement of cash flows. This guidance will be effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, however early adoption is permitted. Management is currently evaluating the impact that this guidance will have on the consolidated financial position and results of operations.

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Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Inventories

Inventories, net of reserves, are summarized as follows (in thousands):

September 30, 2016
Raw materials and work-in-process	$11,731
Finished goods	3,570

Gross inventory	15,301
Less: Reserves	(2,851)

Inventory, net	$12,450

All inventory is held at third party distributors located in Asia.

4. Property and Equipment

Property and equipment consist of the following (in thousands):

September 30, 2016
Machinery and equipment	$3,665
Furniture and fixtures	277
Leasehold improvements	2,651
Construction-in-progress	2

6,595
Accumulated depreciation and amortization	(4,095)

Property and equipment, net	$2,500

Construction-in-progress as of September 30, 2016 consists of improvements to the Company’s facilities that had not been put into service.

Depreciation and amortization expense was approximately $1.1 million for the year ended September 30, 2016.

At September 30, 2016, the Company had property and equipment, net, of approximately $726,000, held by foreign subsidiaries.

The Company also has a capital lease for equipment. The amount capitalized at the inception of the lease was approximately $154,000. Accumulated depreciation was $96,000 at September 30, 2016. As of September 30, 2016, the Company’s liability under the capital lease was approximately $26,000. Payments under the lease are due through June 30, 2017.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Intangible Assets

Intangible assets (in thousands):

September 30, 2016	Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Book Value
Intangible assets subject to amortization
Complete technology	1-11	$48,100	$(29,844)	$18,256
Customer relationships	10	6,100	(2,147)	3,953
Backlog	.75	500	(500)	—

		$54,700	$(32,491)	$22,209

Intangible assets not subject to amortization
Trade name and trademarks		$6,000

		$6,000

Amortization expense was approximately $5.9 million for the year ended September 30, 2016.

The estimated amortization expense for the Company’s intangible assets for each of the five succeeding fiscal years and thereafter are as follows (in thousands):

Fiscal year ending
2017	$5,217
2018	5,225
2019	4,081
2020	3,185
2021	2,406
Thereafter	2,095

$22,209

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Other Assets and Liabilities

Other Current Assets

Other current assets consist of the following (in thousands):

September 30, 2016
Prepaid licenses	$1,713
Prepaid expenses	543
Prepaid taxes, refunds and tax receivables	611
Other current assets	545

$3,412

Other Assets

Other assets consist of the following (in thousands):

September 30, 2016
Prepaid licenses	$2,780
Other non-current assets	107

$2,887

Other Current Liabilities

Other current liabilities consist of the following (in thousands):

September 30, 2016
Impaired lease liabilities	$—
Accrued licenses	1,617
Accrued customer rebates	1,228
Accrued interest	—
Deferred income	316
Deferred rent	296
Income tax payable	284
Accrued royalties	140
Environmental remediation reserve (see Note 11)	432
Legal settlement (see Note 11)	—
Other	423

$4,736

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Other Liabilities

Other liabilities consist of the following (in thousands):

September 30, 2016
Deferred rent	$897
Severance	584
Environmental remediation reserve (see Note 11)	1,796
Asset retirement obligation	174
Workers compensation	295
Long term disability	366
Other	—

$4,112

7. Income Taxes

Income from operations before income tax benefit, net consists of the following components (in thousands):

Year Ended September 30, 2016
United States	$4,726
Foreign	(620)

$4,106

The components of the income tax benefit, net are as follows (in thousands):

Year Ended September 30, 2016
Current:
Federal	$(446)
State and local	(2)
Foreign	1,084

Total current	636

Deferred:
Federal	(58
State and local	166
Foreign	(489)

Total deferred	(381)

Income tax benefit, net	$255

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A reconciliation between the income tax benefit, net and the U.S. federal statutory rate (35%) are as follows (in thousands):

Year Ended September 30, 2016
U.S. federal statutory tax at 35%	$(1,437)
State taxes, net of federal benefit	(1)
U.S. and foreign income taxes on foreign earnings	(1,453)
Research and development credits	4,195
Valuation allowance*	(2,395)
Uncertain tax positions	1,385
Other	(39)

Income tax benefit, net	$255

*certain true-ups were netted against the valuation allowance

Major components of the Company’s net deferred income taxes are as follows (in thousands):

Year Ended September 30, 2016
Deferred tax assets:
Intangible assets	$8,604
Net operating losses	36,467
Research and development and investment credits	7,286
Property	596
Amortization	13,803
Other, net	8,582
Valuation allowance	(66,762)

Total deferred tax assets	8,576
Deferred tax liabilities:
Other	(288)
Amortization	(7,974)
Indefinite life assets	(2,135)

Total deferred tax liabilities	(10,397)

Deferred tax liabilities, net	$(1,821)

At September 30, 2016, the Company has net realizable federal and California net operating loss carryforwards of approximately $100.7 million and $5.0 million, respectively (after consideration of related Section 382 impact). The federal and California net operating loss carryforwards generated after the reorganization date will begin to expire in fiscal year 2033. If the Company experiences a change or shift in ownership in the future, utilization of its net operating loss (NOL) may be subject to an annual limitation under Internal Revenue Code Section 382. The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of the ownership change

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(subject to certain adjustments) by the applicable long-term tax-exempt rate. Any limitation may result in expiration of a portion of the NOL carryforward before utilization. The reorganized company was formed on the reorganization date, and pursuant to an IRC 382 study performed at that time, the tax attributes (i.e., net operating losses and tax credits) that were generated in the periods prior to the reorganization are limited under IRC 382. For the tax attributes that were generated in the periods after the reorganization date, these attributes are not subject to the prior IRC 382 limitation, however, the Company has not performed an additional Section 382 study since the prior reorganization.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in assessing the future realizability of deferred tax assets. Based on the Company’s assessment, it has determined that a valuation allowance is necessary as it is more-likely-than-not that the deferred tax asset will not be realized in the future.

Accounting guidance further states that forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result of the predecessor Company’s cumulative losses, the successor Company concluded that a full valuation allowance was required as of September 27, 2013, for federal and state purposes. The valuation allowance decreased by approximately $5.4 million during the year ended September 30, 2016. As of September 30, 2016, the Company concluded that a full valuation allowance is still required for federal and state purposes.

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):

Year Ended September 30, 2016
Beginning balance	$2,946
Change related to current year tax positions	14
Change related to prior year tax positions	(633)
Reductions as a result of lapse of the applicable statute of limitations	(277)
Foreign exchange rate differences	(9)

Ending balance	$2,041

The Company accounts for uncertainty in income taxes in accordance with ASC 740, Accounting for income taxes, which prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax positions must be more-likely-then-not to be sustained upon examination by taxing authorities.

For the year ended September 30, 2016, unrecognized tax benefits decreased by $0.9 million and the Company recorded approximately $0.9 million of tax benefit in its income tax provision as a result of a lapse of the applicable statute of limitations and adjustments to tax positions taken in prior periods.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016, the Company had cumulatively accrued approximately $1.5 million, for estimated interest and penalties related to uncertain tax positions, which is included in income tax liabilities in the accompanying consolidated balance sheets. The Company records estimated interest and penalties related to uncertain tax positions as a component of income tax benefit, net which totaled approximately $161,000 for the year ended September 30, 2016.

As of September 30, 2016, there was no unrecognized tax benefits that may be changed within the next 12 months due to the lapse of the applicable statute of limitations.

As of September 30, 2016, the following tax returns remain open to examination: U.S. federal, 2013 through 2015; U.S. states, 2013 through 2015; India, 2002 through 2015; other significant foreign jurisdictions, generally 2005 through 2015.

U.S. income taxes and foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries were not provided for on a cumulative total of $19.7 million cumulative undistributed statutory earnings for certain foreign subsidiaries as of September 30, 2016. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. If these earnings were distributed to the United States in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, the Company would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

8. Term Loan

On July 12, 2013, the Company entered into a credit agreement (“Term Loan”) with QP SFM Capital Holdings, Ltd. The amount of the Term Loan is $15 million, and the Company drew the entire amount on July 12, 2013, as part of the bankruptcy proceedings.

The Term Loan had an original maturity date of July 21, 2016. In November 2015, the Company amended the agreement and extended the maturity date to July 12, 2018. The term loan has an interest payment based on a 10% annual coupon rate. All of the principal will be due at the Term Loan’s maturity date. Interest expense recorded on the Term Loan was $1.5 million for the year ended September 30, 2016. There are no financial covenants associated with the Term Loan.

9. Stockholder’s Equity

The Company’s authorized capital consists of 1,000,000 shares of common stock at a par value of $0.01 per share.

During the year ended October 3, 2014, the Company implemented the 2013 Incentive Compensation Plan (“the Plan”), which provides for awards of SARs for eligible participants. 7,500,000 SARs were reserved for issuance under the Plan. Each SAR is worth 1/50th of a share of common stock. A SAR typically vests over five years, has a term of seven years and is exercisable in two circumstances, a sale event or a qualified registration (a “qualified event”). In a sale event, participants receive a cash payment for the intrinsic value of vested SARs on the date of the sale event. Remaining unvested SARs on the date of the sale event vest over the next year and are paid out upon vesting. In a qualified registration, vested SARs convert to an option to purchase one share of Company common stock at the ratio of 50 SARs to one share of common stock. Due to the limitations on exercisability, stock compensation expense will not be recorded until a qualified event occurs.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Under the Plan, upon termination for cause, all awards, whether vested or not are immediately expired. Upon termination for reasons other than cause, the vested awards remain outstanding and shall remain and become exercisable in accordance with the terms of the Plan.

A summary of SAR activity is a follows (in thousands):

Units
Outstanding, October 2, 2015	4,835
Granted	2,380
Forfeited	(2,000)

Outstanding, September 30, 2016	5,215

There were 1,828,000 SARs vested as of September 30, 2016.

The Company incurred $1.2 million in compensation expense for the year ended September 30, 2016 related to vested SARS that the Company voluntarily repurchased, which is included in selling, general and administrative expenses and research and development expenses in the accompanying consolidated statements of income and comprehensive income.

10. Employee Benefit Plans

The Company sponsors a domestic 401(k) plan that allows eligible U.S. employees to contribute a portion of their compensation, on a pre-tax or after-tax basis, subject to annual limits. The Company may match employee contributions in whole or in part up to specified levels, and the Company may make an additional discretionary contribution at fiscal year-end, based on the Company’s performance. The Company contributions are made in cash, and are allocated based on the employee’s current investment elections. The Plan is available to all employees over 18 years of age. Employees may elect to contribute from 0% to 35% of their base salary limited to the amount allowed by tax laws ($18,000 in 2016 and 2015). Matching contributions by the Company for the year ended September 30, 2016, were approximately $172,000.

11. Commitments and Contingencies

Operating Leases

The Company occupies certain facilities, sales offices, and has various equipment agreements under operating lease arrangements. Leases expire at various dates through fiscal year 2021. A summary of non-cancelable commitments under operating leases at September 30, 2016 is as follows (in thousands):

Fiscal years ending
2017	$1,981
2018	1,823
2019	1,606
2020	1,470
2021	280

$7,160

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Rent expense was approximately $1.9 million for the year ended September 30, 2016

Purchase Commitments

The Company also has purchase commitments for inventory in production totaling $2.5 million and a liability under license contracts for electronic design tools of approximately $1.6 million payable within one year as of September 30, 2016.

Environmental Remediation

The Company has responsibility for groundwater remediation on property it sold in 2010. It also has responsibility, under the terms of the sale agreement to assist in soil remediation until September 2020. As of September 30, 2016, the Company has accrued $2.2 million of reserves, for groundwater and soil remediation, $1.8 million of which is classified in long-term other liabilities in the accompanying consolidated financial statements. The accrual primarily represents the costs of a remediation program recommended to the Company by a third-party environmental remediation provider. The recommended program uses a combination of remediation methods including electromagnetic resistance heating to treat the most highly contaminated areas supplemented by injection of biological agents to treat less contaminated areas. The reserve for remediation costs is recorded at its undiscounted value because the amount and timing of cash payments are not fixed or reliably determinable.

Asset Retirement Obligations

The Company has recorded a liability for asset retirement obligations related to facility leases of approximately $0.2 million as of September 30, 2016.

Insurance

The Company is self-insured for medical expense up to a stop loss amount of $150,000 per claim and an aggregate plan stop-loss amount of $1.0 million. The Company is self-insured for dental expenses up to $1,500 per claim. The Company uses an actuary to calculate medical and dental expenses incurred but not reported (IBNR) and records these amounts as its liability for future claims. These amounts were $123,000 for medical expenses and $13,000 for dental expenses as of September 30, 2016.

The Company is also self-insured for two and four worker’s compensation claims which were not discharged in reorganization as of September 30, 2016. The Company uses an actuary to calculate the liability related to outstanding claims. The amounts reserved for these claims were approximately $0.4 million as of September 30, 2016, which are included in accrued compensation and benefits and other long-term liabilities in the accompanying balance sheet.

Statutory Severance

The Company is subject to foreign statutory labor laws and regulations that require the Company to pay a mandatory severance when employees are involuntarily terminated, retire or voluntarily resign. The Company has accrued $0.8 million as of September 30, 2016, in accrued compensation and benefits and other liabilities in the accompanying consolidated balance sheets.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Legal Matters

Certain claims have been asserted against the Company, including claims alleging the use of the intellectual property rights of others in certain of the Company’s products. The resolution of these matters may entail the negotiation of a license agreement, a settlement, or the adjudication of such claims through arbitration or litigation. Due to the preliminary stage of these proceedings, it is not currently possible to assess the outcome of the lawsuits, nor is it possible to calculate a reasonable estimate of any resulting liabilities. As a result, the Company cannot assess the impact, if any, of these proceedings on its consolidated financial statements. Some of the lawsuits, claims or proceedings may be disposed of unfavorably for the Company. In particular, many intellectual property disputes have a risk of injunctive relief and there can be no assurance that a license will be granted in such a case. Injunctive relief could have a material adverse effect on the financial condition or results of operations of the Company. Additionally, any significant litigation award or settlement payment could have a material adverse effect on the financial condition or results of operations of the Company. Based on its evaluation of matters that are pending or asserted management believes that the disposition of such matters will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

In February 2015, a complaint was filed with the U.S. International Trade Commission alleging patent infringement in relation to one of the Company’s products. In January 2016, the two parties to this claim determined they would resolve the pending litigation and entered into a Memorandum of Understanding (“MOU”) whereby the Company would pay a one-time fee of $850,000 for a license to the patents in question as well as other certain rights and covenants. This settlement amount was accrued as of October 2, 2015 and is reflected in other current liabilities in the accompanying consolidated balance sheets. The final settlement agreement for this matter was executed in February 2016 and the final payment was made in March 2016.

Guarantees and Indemnities

The Company has made guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. In connection with the Company’s spin-off from Rockwell International Corporation (“Rockwell”) in 1998, the Company assumed responsibility for all contingent liabilities and then-current and future litigation (including environmental matters) against Rockwell or its subsidiaries in respect of the operations of the semiconductor systems business of Rockwell. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. In connection with certain facility leases, the Company has indemnified its lessors for certain claims arising from the facility or the lease. The Company also has employment agreements with certain key employees. Under certain circumstances, these agreements may require severance payments and/or continuation of certain insurance benefits. The Company indemnifies its directors and officers to the maximum extent permitted under the laws of the State of Delaware.

The durations of the Company’s guarantees and indemnities vary, and in many cases are indefinite. The guarantees and indemnities to customers in connection with product sales generally are subject to limits based upon the amount of the related product sales. The majority of other guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets as they are not estimated to be material. Product warranty costs and the Company’s accrual for such costs are not significant.

Conexant Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Letters of Credit

The Company has other outstanding letters of credit collateralized by restricted cash aggregating $0.6 million as of September 30, 2016, to secure various long-term operating leases and the self-insured worker’s compensation plan.

12. Related-Party Transactions

Upon reorganization, the Company became affiliated with Lakestar Semi, Inc. and QP SFM Capital Holdings, Ltd.

The Company incurred interest expense of $1.5 million to QP SFM Capital Holdings, Ltd. related to the Term Loan during the year ended September 30, 2016.

No dividends were paid during the year ended September 30, 2016.

13. Other Income, Net

Other income, net consists of the following (in thousands):

Year Ended September 30, 2016
Investment and interest income	$172
Gain (loss) on sale of investments	455
Exchange rate gains	113
Income on sale of energy credits	678
Other income	532

Other income, net	$1,950